Exhibit 10.23

PERSONAL & CONFIDENTIAL

February 15, 2007

Keith Krzeminski
[Redacted]

Re: Offer of Employment

Dear Keith:
I am pleased to offer you a position as a Senior Vice President of Finance reporting to me. If you decide to join us, your base salary will be $275,000, which will be paid semimonthly in the amount of $11,458.33 less applicable withholdings. This is an exempt position. Additionally, you will be eligible to participate in the McAfee Bonus Plan at 30% of your base salary which is paid annually. You will receive more specific information on this plan after you have started employment with the company.
I am pleased to inform you that I will recommend to the Board of Directors that you receive a stock option grant for 45,000 shares of the Company’s Common Stock with a grant date, vesting commencement date, and strike price to be determined at the sole discretion of the Board of Directors and/or its Compensation Committee. This option and its vesting shall be subject to the terms of the Company’s Stock Option Plan and the standard option agreements pursuant to the plan. You will receive information on this Plan at a later date.
I am also pleased to inform you that I will recommend to the Board of Directors that you receive a restricted stock unit (“RSU”) award for 15,000 shares of the Company’s Common Stock with a grant date, vesting commencement date, and par value to be determined at the sole discretion of the Board of Directors and/or its Compensation Committee.
Within 30 days of your hire date you will receive a sign on bonus in the amount of $75,000 less applicable withholdings. This sign-on bonus is subject to immediate repayment should you voluntarily terminate your employment with McAfee within twelve (12) months of your hire date. In addition, if you remain employed by McAfee, you will receive a retention bonus in the amount of $75,000, less applicable withholdings, twenty-four (24) months after your initial hire date.
In the event your “at-will” employment by McAfee, Inc. is terminated, or if you are terminated for poor performance or for cause, you will be entitled to receive payment for all accrued pay and allowances, as well as payment for the value of all accrued but unused vacation time as set out on the books of the Company, less all appropriate withholdings.
In addition, should your employment with McAfee be terminated as a result of both: (I) a Change in Control event (as defined below) and (II) a resignation for Good Reason, which is defined as the occurrence of any of the following, without your consent: (i) a reduction of your Base Salary or Target Bonus below the amounts set forth in this offer letter agreement; (ii) a material reduction in the aggregate benefits provided in this offer letter agreement; provided, however, that if such reduction is part of a reduction generally applicable to the Company’s senior executives, it shall not constitute Good Reason; (iii) any material reduction in your title, (iv) a material reduction in your duties or responsibilities, or (iv) requiring you to relocate to a location more than thirty-five (35) miles from your then current office location, provided, however, that Good Reason shall not exist unless you have provided the Company with written notice of the purported grounds for such Good Reason and such purported grounds are not cured within thirty (30) days of the Company’s receipt of such written notice, then as consideration for your execution of a Release of Claims and any required SOX 302 forms, in form and with substance provided by McAfee in its absolute discretion, you will be eligible to receive (all less appropriate withholdings):

1. a sum equivalent to six (6) months of On Target Earnings (OTE), consisting of base pay and bonus, and,
2. if you are then covered by the Company health care plan, six (6) months of COBRA coverage, which will be paid to you by McAfee, grossed up for taxes
3. for the initial 45,000 new hire stock options, subject to grant approval by the Board of Directors and/or its Compensation Committee as noted above, the Company will accelerate their vesting by 12 months, the exerciseability of which will remain subject to the terms of the Option Plan and any blackout which might then exist.
It is not the intention for any payment under this Agreement to create or constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986 (as amended). Should it be reasonably determined that any payment hereunder falls within the purview of Section 409A thus subjecting you to additional tax liability, the Company shall be entitled on written request by you, to defer such payment until the expiry of six months following the date of termination of employment. If such payment is deferred as provided for herein, upon conclusion of the period of deferral, such amounts shall be paid in a lump sum, less all appropriate withholdings.
If you choose to accept this offer, your employment with McAfee, Inc. will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. McAfee, Inc. will have a similar right and may conclude its employment relationship with you at any time, with or without cause. Upon separation from the company for any reason, you also agree to return to the Company any equipment that has been provided to you or reimburse the Company the cost for such equipment. The Company reserves the right to deduct such costs from any final payments made to you in accordance with state and federal laws.
Definition
Change in Control. “Change in Control” shall mean any of the following:
(A) the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than by the Company or any Affiliate thereof or any Affiliate of a shareholder of the Company immediately prior to such acquisition, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power or economic interests of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;
(B) A change in the composition of the Board occurring within a twenty-four month period, as a result of which fewer than a majority of the directors of the Board are Incumbent Directors. The term (“Incumbent Directors”) means members of the Board who are (I) members of the Board of the date hereof, or (II) elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);
(C) A reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the Persons that were the respective beneficial owners of the voting securities of the Company immediately prior to such reorganization, merger, or consolidation, beneficially own, directly or indirectly, less than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of Company resulting from such reorganization, merger, or consolidation; or
(D) The sale or other disposition of all or substantially all of the assets of the Company in one transaction or series of related transactions.
(E) Notwithstanding the foregoing, a Change in Control shall not be deemed to occur because a majority or more of the outstanding voting securities of the Company is acquired by (I) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its Affiliates, or (II) any Person that, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in approximately the same proportion as their ownership of stock in the Company immediately prior to such acquisition.
For purposes of federal immigration law, you will be required to provide to McAfee, Inc. documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire with McAfee, Inc., or our employment relationship with you may be terminated.
As a condition of your employment, you will be required to sign an Employee Inventions and Proprietary Rights Assignment Agreement, McAfee, Inc.’ Insider Trading Policy, and its Drug Free Workplace Policy.
This letter, along with any agreements relating to proprietary rights between you and McAfee, Inc., set forth the terms of your employment with McAfee, Inc. and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by writing signed by McAfee, Inc.
In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, sex, disability, race or other discrimination), you and McAfee, Inc. agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in California or the state in which you work , and we waive our rights to have such disputes tried by a court or jury. However, each of us specifically agrees that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of your or the Company’s trade secrets or proprietary information.
To indicate your acceptance of McAfee, Inc. offer, please sign, date and return this letter to Roger Bean, Vice President of Human Resources/North America via fax at (972) 963-7480 or US mail to 5000 Headquarters Drive, Plano TX 75024 no later than February 18, 2007 . If we do not hear from you by February 18, 2007, we will assume you have decided not to join McAfee, Inc.
McAfee, Inc. requires that job candidates provide certain information on their employment application and other documents so McAfee, Inc. can undertake appropriate investigations regarding the backgrounds of all job candidates. A candidate must successfully complete the background investigation to be eligible for employment with McAfee, Inc. The Company considers background information and investigation results when making hiring decisions. Therefore, all employment offers are contingent upon the successful completion of the background investigation.
If you do accept employment with McAfee, Inc., it is very important that you submit your new hire documentation within 1 day of your start date. McAfee, Inc. needs the following: 1) I-9 Form, 2) W-4 Form, 3) Employment Application, 4) Emergency Contact, 5) Direct Deposit information, and 6) An original signed offer letter to enter you into the McAfee, Inc. payroll. Additionally, on your first day of employment, please contact your HR Manager; you can refer to the list of managers in the new hire packet.
Keith, we look forward to working with you at McAfee, Inc. If you have any questions regarding any points in this letter please contact me. Welcome aboard!
Sincerely,
/s/ Eric Brown

Eric Brown
CFO/COO
I accept the terms of this letter and agree to keep the terms of this letter confidential.
/s/ Keith Krzeminski       Dated:    2/16/07
I agree to start work for McAfee, Inc. on: 3/16/07